        Exhibit 10.7
SECOND AMENDING AGREEMENT
THIS AGREEMENT dated as of the 25th day of April, 2024.
BETWEEN:
i-80 GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia
(herein called the "Seller")
- and -
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Administrative Agent
(herein called the "Administrative Agent")
WHEREAS the Seller, the Administrative Agent, the Guarantors and the Buyers entered into an amended and restated gold prepay purchase and sale agreement dated as of September 20, 2023 (as amended by a first amending agreement dated as of March 28, 2024, the "Prepay Agreement");
AND WHEREAS the parties hereto wish to amend certain provisions of the Prepay Agreement;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:
Article 1
DEFINED TERMS
1.Capitalized Terms.
All capitalized terms which are used herein without being specifically defined herein shall have the meanings ascribed thereto in the Prepay Agreement.
Article 2
AMENDMENTS TO PREPAY AGREEMENT
1.General Rule.
Subject to the terms and conditions herein contained, the Prepay Agreement is hereby amended to the extent necessary to give effect to the provisions of this agreement and to incorporate the provisions of this agreement into the Prepay Agreement.
2.Amendments.
1.Section 2.4.2 is hereby amended by adding the words “, Section 2.4.10 and 2.4.11” after the words “Subject to Section 2.4.8”.
2.A new Section 2.4.10 is added as follows:

“2.4.10        Notwithstanding Section 2.4.2, the Quarterly Gold Quantity that otherwise would have originally been payable to the Buyers on March 31, 2024 may be delivered without penalty on or before the date that is the earlier of (i) seven Business Days after the Seller closes its bought deal equity offering that is expected to occur on or about April 26, 2024 (the “April 2024 Prospectus Offering”) and (ii) May 15, 2024 (such delivery date being the “Deferred Delivery Date”).”.
3.A new Section 2.4.11 is added as follows:
“2.4.11        Notwithstanding Section 2.4.2, and subject to Section 6.2.5, if the Seller meets the Option Criteria (as defined below) as at the first day of the calendar month in which the Quarterly Date occurs and no Default or Event of Default has occurred and is continuing, the Seller may, at its option, defer the requirement to deliver the Quarterly Gold Quantity on the Quarterly Dates in 2024 to the Buyers (each instance, a “Deferral”) by delivering the applicable Adjusted Quarterly Gold Quantities (as calculated below) to the Buyers on or before September 30, 2025 in accordance with this Section 2.4.11 and the other terms of this Agreement:
(a)in order for the Seller to implement a Deferral, (i) it must be in compliance with the use of proceeds section set out in the final prospectus of the Seller dated April 25, 2024 (the “Budget”) in connection with the April 2024 Prospectus Offering and (ii) if after assuming the delivery of the applicable Quarterly Gold Quantity on the applicable Quarterly Date, the Seller would not have sufficient funds to remain in compliance with the Budget (collectively, the “Option Criteria”);
(b)provided the Option Criteria is met, in order for the Seller to implement a Deferral it shall give the Administrative Agent written notice of the proposed Deferral at least 15 Business Days prior to the applicable Quarterly Date;
(c)if a Deferral in respect of a Quarterly Date is implemented by the Seller, an amount of Refined Gold will be due to the Buyer in respect of such Deferral on or before September 30, 2025 that is equal to the Adjusted Quarterly Gold Quantity (as calculated below);
(d)the Adjusted Quarterly Gold Quantity in respect of a Quarterly Date shall be a number of ounces of Refined Gold that is equal to: (i) the Quarterly Gold Quantity that otherwise would have been payable to the Buyers on such Quarterly Date in accordance with Section 2.4.2, multiplied by the Deferral Multiplier, multiplied by the Gold Price on such Quarterly Date, divided by (ii) the lower of (A) the Gold Price on such Quarterly Date and (B) the Gold Price on the day that the Adjusted Quarterly Gold Quantity is delivered to the Buyers; and
(e)if the Seller elects to make multiple Deferrals, the Seller shall deliver the Refined Gold for each such Deferral in the order in which such Deferrals were requested ”
4.A new definition shall be added to the Prepay Agreement as follows: ““Deferral Net Equity Proceeds” means an amount equal to [Redacted – commercially sensitive information]% of the aggregate amount of net proceeds the Seller Parties receive from offerings of equity securities of the Seller, whether pursuant to an offering to the public or any other Person by private placement, prospectus or otherwise, that are completed after April 25, 2024 (other than the April 2024 Prospectus Offering) until September 30, 2025 (an “Equity Offering”), provided that at such time a notice of Deferral has been delivered in accordance with Section 2.4.11(a)).”.
5.A new definition shall be added to the Prepay Agreement as follows: ““Deferral Multiplier” means: “in the case of a Deferral, (i) in respect of a delivery that is made on or prior to June 30, 2025, [Redacted – commercially sensitive information]; and (ii) in respect of a delivery that is made after June 30, 2025, [Redacted – commercially sensitive information].”.

6.A new Section 2.4.10 is added as follows:
“2.4.10 Within seven Business Days of the receipt of Deferral Net Equity Proceeds by a Seller Party after an Equity Offering that is completed after April 25, 2024 (other than the April 2024 Prospectus Offering) until September 30, 2025, the applicable Seller Party shall cause the amount of the Deferral Net Equity Proceeds to be repaid and applied in respect of the Deferral. In respect of the foregoing, a number of ounces of Refined Gold will be delivered to the Buyers that is equal to the Deferral Net Equity Proceeds divided by the lower of (A) the Gold Price on the Quarterly Date of the earliest Deferral and (B) the Gold Price on the day that such Refined Gold is delivered to the Buyers, with such resulting Refined Gold amount then being multiplied by the Deferral Multiplier.”.
7.A new Section 6.2.6 is added as follows:
“6.2.6     The Seller agrees that it shall hold all cash of it and its Subsidiaries on hand in a Proceeds Account or another deposit account over which the Administrative Agent has an account control agreement and in no other account except to the extent it may be required to transfer cash through other accounts on a temporary basis in order to facilitate payroll and other payments in the ordinary course of business in accordance with the Budget. In addition, the Seller shall at all times maintain in such accounts a minimum cash balance in aggregate of, for the purposes of the date hereof until June 30, 2025, the greater of (i) $[Redacted – commercially sensitive information] and (ii) the total costs and expenses projected to be incurred over the upcoming three month rolling period throughout the term of the Budget; and for the purposes of June 30, 2025 until September 30, 2025, the total costs and expenses projected to be incurred over such three month rolling period of the Budget. The Seller agrees that cash will only be withdrawn from the Proceeds Account if it is necessary to fund expenses outlined in the Budget or to satisfy obligations to the Buyers under this Agreement. Once withdrawn, such cash will be incurred for the foregoing expenses within seven Business Days of withdrawal and will only be withdrawn if the foregoing minimum cash balance continues to remain satisfied after the withdrawal.”.
8.A new Section 6.12 is added as follows:
“6.12     Advisor and Budgeting Matters”
6.12.1 Within 10 Business Days of a request of the Administrative Agent, the Seller shall appoint a service provider that is acceptable to and has been approved by the Administrative Agent (the “Service Provider”) for the purposes of administering matters under this Agreement as may be reasonably requested by the Administrative Agent.
6.12.2 The Seller agrees to comply with the Budget. The Service Provider will review the Budget with the Seller on a monthly basis and report on any non-compliance thereunder until the earlier of (i) June 30, 2025, if the Seller is not exercising a Deferral in respect of the June 30, 2025 Quarterly Date and it has delivered all Quarterly Gold Quantities (in the case of Quarterly Dates where a Deferral is not exercised) and Adjusted Quarterly Gold Quantities (in the case of Quarterly Dates where a Deferral is exercised) owing to the Buyers up to and including June 30, 2025; and (ii) September 30, 2025 (the "Deferral Covenant End Date"). The Seller will direct the Service Provider to give prompt notice to the Administrative Agent upon it becoming aware of any non-compliance with the Budget prior to the Deferral Covenant End Date or material increase in the Budget prior to the Deferral Covenant End Date that has not been approved Administrative Agent. Until the Deferral Covenant End Date, the Seller will direct the Service

Provider to provide weekly cash reports to the Administrative Agent that provide reasonable detail in respect thereof, including reporting on the Seller’s cash balance and accounts payable.
6.12.3 If the Seller reasonably estimates that there will be a material increase in the aggregate costs and expenses compared to what was projected in the Budget prior to the Deferral Covenant End Date, it shall give the Administrative Agent notice within 10 days of determining there will be such material increase. The aforementioned cost and/or expense increase shall only be permitted to be made to the Budget if it is consented to in writing by the Administrative Agent, acting reasonably. If the Administrative Agent does not provide such consent, the Seller shall not be permitted to incur such increased costs and/or expenses.
Article 3
HEDGE AMOUNTS
1.Hedge Amounts and Deferral Fee.
On the first Deferred Delivery Date described above, the Seller shall make a one-time payment of US$[Redacted – commercially sensitive information] to the Administrative Agent by wire transfer of immediately available funds to an account or accounts designated in writing by Administrative Agent to the Seller.
Upon the implementation of a Deferral, the Seller shall pay to the Administrative Agent in cash, within two Business Days of the Quarterly Date in respect of the Deferral, the aggregate amount (inclusive of all costs and expenses) of all amounts incurred by the Administrative Agent and/or the Buyers to settle any existing hedging arrangements that the Administrative Agent or the Buyers had in place in connection with the planned delivery of Quarterly Gold Quantity on such Quarterly Date (the “Hedge Amount”). Within one Business Day of such Quarterly Date, the Administrative Agent will provide the Seller with its good faith calculation of the Hedge Amount.
Article 4
CONDITION PRECEDENT
1.Conditions Precedent.
This agreement shall not become effective until:
(a)the Administrative Agent has received from the Seller all costs and expenses owing to the Administrative Agent and the Buyers as of the date hereof (with such amount being confirmed by the Seller and the Administrative Agent prior to the date hereof);
(b)the Purchasers under the Stream Agreement shall have consented to this agreement; and
(c)the Seller, the Buyers and the Administrative Agent have executed and delivered this agreement.
Article 5
MISCELLANEOUS
1.Future References to the Prepay Agreement.
On and after the date of this agreement, each reference in the Prepay Agreement to "this agreement", "hereunder", "hereof", or words of like import referring to the Prepay Agreement, and each reference in any related document to the "Prepay Agreement", "thereunder", "thereof", or words of like import referring to the Prepay Agreement, shall mean and be a reference to the Prepay Agreement as amended hereby. The Prepay Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
2.Governing Law.
This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
3.Events of Default.
Notwithstanding any provision of the Prepay Agreement, there shall be no cure period for breach of any covenants contained in this Amending Agreement (which includes, for greater certainty, those provisions amended in the Prepay Agreement pursuant to this Amending Agreement) and any breach of such covenants will constitute an immediate Event of Default.
4.Inurement.
This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
5.Conflict.
If any provision of this agreement is inconsistent or conflicts with any provision of the Prepay Agreement, the relevant provision of this agreement shall prevail and be paramount.
6.Further Assurances.
The Seller shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Administrative Agent may reasonably request for the purpose of giving effect to this agreement and to each and every provision hereof.
7.Counterparts.
This agreement may be executed in one or more counterparts and in electronic format, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement on the date first above written.

i-80 GOLD CORP.
By:	(signed) “Ewan Downie”
Name: Ewan Downie
Title: Chief Executive Officer

By:
Name:
Title:

OMF FUND III (HG) LTD., as Administrative Agent and Buyer
By:	(signed) “Garth Ebanks”
Name: Garth Ebanks
Title: Director

By:
Name:
Title: